Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardtronics plc:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-149244, 333‑149245, and 333-168804) and Form S-3 (333-187229) of Cardtronics plc of our reports dated February 28, 2019, with respect to the consolidated balance sheets of Cardtronics plc as of December 31, 2018 and 2017, and the related consolidated statements of operations,  comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Cardtronics plc.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue recognition in 2018.

/s/ KPMG LLP

Houston, Texas

February 28, 2019